Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
UCBH HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-3072450
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
555 Montgomery Street
San Francisco, California 94111
(415) 315-2800
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)
Thomas S. Wu
UCBH Holdings, Inc.
Chairman, President and Chief Executive Officer
555 Montgomery Street
San Francisco, California 94111
(415) 315-2800
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to:

Dennis Lee, Esq.	Nicholas Unkovic, Esq.
UCBH Holdings, Inc.	Squire, Sanders & Dempsey L.L.P.
555 Montgomery Street	One Maritime Plaza, Suite 300
San Francisco, CA 94111	San Francisco, CA 94111
(415) 315-2800	(415) 954-0200
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering	Aggregate	Registration
Securities to be Registered	to be Registered	Price Per Share(3)	Offering Price(3)	Fee
Fixed Rate Cumulative Perpetual Preferred, Series C, $0.01 par value	298,737	$1,000 (1)	$298,737,000.00	$11,740.36
Warrant to Purchase Common Stock, $0.01 par value, and underlying shares of Common Stock (2)	7,847,732	$ 5.71 (3)	$44,810,549.72	$1,761.05
Total:			$343,547,549.72	$13,501.41

(1)
Calculated in accordance with Rule 457(a) and includes such additional number of shares of Fixed Rate Cumulative Perpetual Preferred, Series C, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends or similar transactions.

(2)
In addition to the Fixed Rate Cumulative Perpetual Preferred, Series C, there are being registered hereunder (a) a warrant for the purchase of 7,847,732 shares of common stock with an initial per share exercise price of $5.71, (b) the 7,847,732 shares of common stock issuable upon exercise of such warrant and (c) such additional number of shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain antidilution provisions set forth in such warrant, which shares of common stock are registered hereunder pursuant to Rule 416.

(3)	Calculated in accordance with Rule 457(i) with respect to the per share exercise price of the warrant of $5.71

555 Montgomery Street
San Francisco, California 94111
Fixed Rate Cumulative Perpetual Preferred Stock, Series C
Warrant to Purchase Up to 7,847,732 Shares of Common Stock
7,847,732 Shares of Common Stock

     This prospectus relates to the potential resale from time to time by selling securityholders of some or all of the shares of our Fixed Rate Cumulative Preferred Stock, Series C (“Series C Preferred”), a warrant to purchase up to 7,847,732 shares of our common stock (the “Warrant”) and any shares of common stock issuable from time to time upon exercise of the Warrant. In this prospectus, we refer to Series C Preferred, the Warrant and the shares of common stock issuable upon exercise of the Warrant, collectively, as the securities. Series C Preferred and the Warrant were originally issued by us pursuant to the Letter Agreement dated November 14, 2008, incorporating the terms of the Securities Purchase Agreement – Standard Terms (the “Purchase Agreement”), between us and the United States Department of the Treasury in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) of the Securities Act.
     The United States Department of the Treasury (the “initial selling securityholder”) and its successors, including transferees (collectively, the “selling securityholders”), may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.
     We will not receive any proceeds from any sale of the securities by the selling securityholders.
     Series C Preferred is not listed on an exchange, and, unless requested by the initial selling securityholder, we do not intend to list Series C Preferred on any exchange.
     Our common stock is listed on the Nasdaq Global Select Market under the symbol “UCBH.” On December 12, 2008, the last reported sale price of our common stock on the Nasdaq Global Select Market was $4.94 per share. You are urged to obtain current market quotations of the common stock.
     Investing in the securities involves risks. See the description of “Risk Factors” which begins on page 2.
     None of the Securities and Exchange Commission (“SEC”), any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the California Department of Financial Institutions or any other regulatory body has approved or disapproved of the securities offered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
     The securities offered hereby are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.
The date of this prospectus is                   , 200

     In this prospectus, the “company,” “we,” “us,” and “our” refer to UCBH Holdings, Inc. and its consolidated subsidiaries, collectively.

     This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration process. Under this process, the selling securityholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus.
     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is offering to sell, and is seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.
     We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders. The prospectus supplement may add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement. See “Where You Can Find More Information” for more information.

PROSPECTUS SUMMARY
GENERAL
     UCBH Holdings, Inc. (“UCBH”), headquartered in San Francisco, California, is a Delaware corporation incorporated in 1998 and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. As a bank holding company, UCBH is allowed to acquire or invest in the securities of companies that are engaged in banking or in activities closely related to banking as authorized by the Federal Reserve Board.
     As of September 30, 2008, UCBH had consolidated total assets of approximately $13.04 billion, total net loans held in portfolio of approximately $8.74 billion, total deposits of approximately $8.53 billion, and approximately $1.15 billion in stockholders’ equity. UCBH’s common stock trades on the Nasdaq Global Select Market under the symbol “UCBH.”
UNITED COMMERCIAL BANK
     We conduct our principal business through our wholly owned banking subsidiary, United Commercial Bank, which makes up substantially all of our consolidated assets and revenues. United Commercial Bank is a California state-chartered commercial bank that offers a wide range of financial services tailored to the needs of the growing Asian communities in our market area. Currently, United Commercial Bank has fifty one branches/offices in California, five in the Atlanta metropolitan area, three in the Boston metropolitan area, one branch in Houston, eight in the New York metropolitan area, two in the Seattle metropolitan area and branches in Hong Kong, Shanghai and Shantou, China. United Commercial Bank also has representative offices in Beijing, Guangzhou and Shenzhen, China and Taipei, Taiwan.
ADDITIONAL INFORMATION CONCERNING UCBH AND UNITED COMMERCIAL BANK
     Information concerning:
•	directors and executive officers of UCBH;

•	executive compensation;

•	principal stockholders;

•	certain relationships and related party transactions;

•	financial statements and other financial and business-related information;

•	and other matters concerning UCBH and United Commercial Bank;
is included in UCBH’s filings with the SEC which are incorporated by reference into this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus.

RISK FACTORS
     An investment in our securities involves significant risks. You should carefully consider the risks and uncertainties and the risk factors set forth in the documents and reports filed with the SEC that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement, before you make an investment decision regarding the securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     This document, including information included or incorporated by reference in this document, contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations or forecasts of future events and include, among other things:
•
statements with respect to UCBH Holdings, Inc. and its consolidated subsidiaries’ beliefs, plans, objectives, goals, guidelines, expectations, anticipations, and future financial condition, results of operations and performance; and

•
statements preceded or identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “should,” “could,” “projects” and “may,” “might” or words of similar import.

     These forward-looking statements are based upon management’s current beliefs and expectations and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. These forward-looking statements are also inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, many of which are difficult to predict and generally beyond management’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change, and actual results, performance or achievements may be materially different from the anticipated results, performance or achievements discussed, expressed or implied by these forward-looking statements. Factors that might cause such differences include, but are not limited to the following:
•	our ability to successfully execute our business plans and achieve our objectives;

•	changes in financial market conditions, either nationally, internationally or locally in areas in which we conduct our operations;

•	changes in political and economic conditions, including the economic effects of terrorist attacks against the United States and related events;

•	further expansion into China, as well as new Asia Pacific market areas;

•	fluctuations and continued illiquidity and credit spread widening in the equity and fixed-income markets;

•	changes in interest rates and the resultant impact on our net interest margin;

•	changes in foreign exchange rates and the resultant impact on earnings;

•	asset and liability sensitivity of our balance sheet;

•	acquisitions and integration of acquired businesses;

•	deterioration in asset or credit quality;

•	increases in the levels of losses, customer bankruptcies, claims and assessments;

•	recovery of unrealized losses from investments and mortgage-backed securities;

•	deposit renewals and ability to attract and retain core deposits;

•	availability and cost of capital;

•	continuing consolidation in the financial services industry;

•	new litigation or changes in existing litigation;

•	success in gaining regulatory approvals, when required;

•	changes in consumer spending and savings habits;

•	increased competitive challenges and expanding product and pricing pressures among financial institutions, whether banks, investment banks, insurance companies or others, in our markets;

•	the potential effects of technological changes;

•	legislation or regulatory changes, both domestically as well as internationally, which adversely affect our operations and businesses;

•	our ability to meet regulatory requirements; and

•	changes in accounting principles generally accepted in the United States of America.
     You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document. All subsequent written and oral forward-looking statements concerning matters addressed in this document and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events, developments or circumstances after the date of this document or to reflect the occurrence of future events.
USE OF PROCEEDS
     All of the securities offered pursuant to this prospectus are being offered by the selling securityholders listed under “Selling Securityholders.” We will not receive any proceeds from any sale of the securities by the selling securityholders.
RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
     The following table shows our ratio of earnings to fixed charges and our ratio of earnings to combined fixed charges and preference dividends for each of the nine-month periods ended September 30, 2008, and 2007, and for each of the years in the five-year period ended December 31, 2007.
     For the purpose of calculating these ratios, earnings represent consolidated income before income taxes and the cumulative effect of accounting charges, plus fixed charges, and fixed charges consist of consolidated interest expense.

	For the Nine Months Ended			For the Years Ended
	September 30,			December 31,(1)
	2008		2007(1)	2007	2006	2005	2004	2003
Ratio of earnings to fixed charges	1.006		1.469	1.40	1.56	1.89	2.46	2.11
Ratio of earnings to combined fixed charges and preferred stock dividends	—	(2)	1.469	1.40	1.56	1.89	2.46	2.11

(1)	As of December 31, 2007, we had no shares of preferred stock outstanding and did not pay any dividends on preferred stock in any of the periods presented except for the nine-month period ended September 2008. Therefore, the ratio of combined earnings to fixed charges and preferred stock dividends is not different than the ratio of earnings to fixed charges presented above except for the nine-month period ended September 30, 2008.

(2)	Earnings were inadequate to cover fixed charges and preferred dividends by $1.2 million for the nine-month period ended September 30, 2008.
DESCRIPTION OF SERIES C PREFERRED STOCK
     The following is a brief description of the terms of Series C Preferred that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series C that was filed by UCBH with the Secretary of State of the State of Delaware on November 12, 2008 (the “Certificate of Designations”), and where this description is inconsistent with the description of Series C Preferred in the Certificate of Designations, the Certificate of Designations will control.
Preferred Stock in General
     Under our restated certificate of incorporation, we have authority to issue up to 10 million shares of preferred stock, $0.01 par value per share. Of such number of shares of preferred stock, (i) 100,000 shares have been designated as Series A Participating Preferred Stock, none of which is issued and outstanding, (ii) 155,250 shares have been designated as 8.5% Non-Cumulative Perpetual Convertible Series B Preferred Stock, 132,235 shares of which are issued and outstanding as of December 12, 2008 and (iii) 298,737 shares have been designated as Series C Preferred, all of which are issued and outstanding. The UCBH board of directors is authorized, without further stockholder action, to issue other shares of preferred stock with such designations, preferences and rights as the UCBH board of directors may determine, subject to limitations set forth in our restated certificate of incorporation.
Dividends Payable On Shares of Series C Preferred
     Holders of shares of Series C Preferred are entitled to receive if, as and when declared by our board of directors, out of legally available funds, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per share of Series C Preferred with respect to each dividend period from November 14, 2008 to, but excluding, November 15, 2013. From and after November 15, 2013, holders of shares of Series C Preferred are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 per share of Series C Preferred with respect to each dividend period thereafter.
     Dividends are payable quarterly in arrears on each February 15, May 15, August 15 and November 15 (each a “dividend payment date”), starting with February 15, 2009. If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and no additional dividends will accrue as a result of the applicable postponement of the dividend payment date. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to Series C Preferred are payable to holders of record of shares of Series C Preferred on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.
     If we determine not to pay any dividend or a full dividend with respect to Series C Preferred, we are required to provide written notice to the holders of shares of Series C Preferred prior to the applicable dividend payment date.
     We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve Board is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as UCBH, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.
Priority of Dividends
     With respect to the payment of dividends and the amounts to be paid upon liquidation, Series C Preferred will rank:
•	senior to our common stock and all other equity securities designated as ranking junior to Series C Preferred, including our Series A Preferred Stock; and

•
at least equally with all other equity securities designated as ranking on a parity with Series C Preferred (“parity stock”), including shares of our 8.5% Non-Cumulative Perpetual Convertible Series B Preferred Stock (of which, as of December 12, 2008, 132,235 shares are issued and outstanding), with respect to the payment of dividends and distribution of assets upon our liquidation, dissolution or winding-up.

     So long as any shares of Series C Preferred remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on UCBH’s common stock or other junior stock, other than a dividend payable solely in common stock.
     In addition, we may not purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on Series C Preferred for all prior dividend periods, other than:
•	purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business;

•	purchases or other acquisitions by broker-dealer subsidiaries of UCBH solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of its business;

•	purchases or other acquisitions by broker-dealer subsidiaries of UCBH for resale pursuant to an offering by us of our stock that is underwritten by the related broker-dealer subsidiary;

•	redemption or repurchases of rights pursuant to any stockholders’ rights plan;

•	acquisition by us of record ownership of junior stock or parity stock for the beneficial ownership of any other person (other than us), including as trustees or custodians; and

•
the exchange or conversion of (i) junior stock for or into other junior stock or (ii) parity stock for or into other parity stock or junior stock, but only to the extent that (x) such acquisition is required pursuant to binding contractual agreements entered into before November 14, 2008 or (y) any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

     If we repurchase shares of Series C Preferred from a holder other than the initial selling securityholder, we must offer to repurchase a ratable portion of Series C Preferred then held by the initial selling securityholder.
     On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on Series C Preferred and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for Series C Preferred), with respect to Series C Preferred and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.
     Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors may be declared and paid on our common stock and any other stock ranking equally with or junior to Series C Preferred from time to time out of any funds legally available for such payment, and Series C Preferred shall not be entitled to participate in any such dividend.
Redemption
     Series C Preferred may not be redeemed prior to November 15, 2011 unless we have received aggregate gross proceeds from one or more qualified equity offerings (as described below) equal to $74,684,250, which equals 25% of the aggregate liquidation amount of Series C Preferred on the date of issuance. In such a case, we may redeem Series C Preferred, subject to the approval of Federal Reserve Board, in whole or in part, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by UCBH from such qualified equity offerings. A “qualified equity offering” is a sale and issuance for cash by UCBH, to persons other than UCBH or its subsidiaries after November 14, 2008, of shares of perpetual preferred stock, common stock or a combination thereof, that in each case qualify as tier 1 capital of UCBH at the time of issuance under the applicable risk-based capital guidelines of the Federal Reserve Board. Qualified equity offerings do not include issuances made in connection with acquisitions, issuances of trust preferred securities and issuances of common stock and/or perpetual preferred stock made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to November 14, 2008.
     After November 15, 2011, Series C Preferred may be redeemed at any time, subject to the approval of the Federal Reserve Board, in whole or in part, subject to notice as described below.
     In any redemption, the redemption price shall be an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.
     Series C Preferred will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Series C Preferred have no right to require the redemption or repurchase of Series C Preferred.
     In case of any redemption of less than all of the shares of Series C Preferred, the shares to be redeemed will be selected either pro rata or in such other manner as our board of directors may determine to be fair and equitable.
     We will mail notice of any redemption of Series C Preferred by first class mail, postage prepaid, addressed to the holders of record of the shares of Series C Preferred to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of Series C Preferred designated for redemption will not affect the redemption of any other Series C Preferred. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of Series C Preferred are to be redeemed, and the number of shares of Series C Preferred to be redeemed (and, if less than all shares of Series C Preferred held by the applicable holder, the number of shares to be redeemed from the holder).
     Shares of Series C Preferred that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our preferred stock.
Liquidation Rights
     In the event that UCBH voluntarily or involuntarily liquidates, dissolves or winds up its affairs, holders of Series C Preferred will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of Series C

Preferred will be entitled to receive the total liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of UCBH’s common stock or any other shares ranking, as to that distribution, junior to Series C Preferred.
     If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series C Preferred and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Series C Preferred and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of Series C Preferred has been paid in full to all holders of Series C Preferred and other shares of parity stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to Series C Preferred will be entitled to receive all of our remaining assets according to their respective rights and preferences.
     For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by UCBH with or into, any other corporation or by another corporation with or into UCBH, will constitute a liquidation, dissolution or winding-up of our affairs.
Voting Rights
     Except as indicated below or otherwise required by law, the holders of Series C Preferred will not have any voting rights.
     Election of Two Directors upon Non-Payment of Dividends. If the dividends on Series C Preferred have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting UCBH’s board of directors will be automatically increased by two. Holders of Series C Preferred, together with the holders of any outstanding parity stock with like voting rights (the “Voting Parity Stock”), voting as a single class, will be entitled to elect the two additional members of UCBH’s board of directors (the “Preferred Stock Directors”), at the next annual meeting (or at a special meeting called for the purpose of electing the Preferred Stock Directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. The election of any Preferred Stock Director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the Nasdaq Stock Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.
     Upon the termination of the right of the holders of Series C Preferred and Voting Parity Stock to vote for Preferred Stock Directors, as described above, the Preferred Stock Directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of authorized directors of UCBH will be reduced by the number of Preferred Stock Directors that the holders of Series C Preferred and Voting Parity Stock had been entitled to elect. The holders of a majority of shares of Series C Preferred and Voting Parity Stock, voting as a class, may remove any Preferred Stock Director, with or without cause, and the holders of a majority of the shares of Series C Preferred and Voting Parity Stock, voting as a class, may fill any vacancy created by the removal of a Preferred Stock Director. If the office of a Preferred Stock Director becomes vacant for any other reason, the remaining Preferred Stock Director may choose a successor to fill such vacancy for the remainder of the unexpired term.
     Other Voting Rights. So long as any shares of Series C Preferred are outstanding, in addition to any other vote or consent of stockholders required by law or by our restated certificate of incorporation, the vote or consent of the holders of at least 66-2/3% of the shares of Series C Preferred at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
•
any amendment or alternation of our restated certificate of incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to Series C Preferred with respect to payment of dividends and/or distribution of assets on our liquidation, dissolution or winding up;

•
any amendment, alternation or repeal of any provision of the Certificate of Designations for Series C Preferred so as to adversely affect the rights, preferences, privileges or voting powers of Series C Preferred; or

•
any consummation of a binding share exchange or reclassification involving Series C Preferred or a merger or consolidation of UCBH with another entity, unless the shares of Series C Preferred remain outstanding following any such transaction or, if UCBH is not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of Series C Preferred or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of Series C Preferred, taken as a whole.

     The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Series C Preferred have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series C Preferred to effect the redemption.
DESCRIPTION OF WARRANT TO PURCHASE COMMON STOCK
     The following is a brief description of the terms of the Warrant that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the Warrant, a copy of which has been filed with the SEC, and where this description is inconsistent with the Warrant, the Warrant will control.
Shares of Common Stock Subject to the Warrant
     The Warrant is initially exercisable for up to 7,847,732 shares of UCBH’s common stock. If UCBH completes one or more qualified equity offerings on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $298,737,000, which is equal to 100% of the aggregate liquidation preference of Series C Preferred, the number of shares of common stock underlying the Warrant then held by the selling securityholders will be reduced by 50% to 3,923,866 shares. The number of shares subject to the Warrant are subject to the further adjustments described below under the heading “Adjustments to the Warrant.”
Exercise of the Warrant
     The initial exercise price applicable to the Warrant is $5.71 per share of common stock for which the Warrant may be exercised. The Warrant may be exercised at any time on or before November 14, 2018 by surrender of the Warrant and a completed notice of exercise attached as an annex to the Warrant and the payment of the exercise price for the shares of common stock for which the Warrant is being exercised. The exercise price may be paid either by the withholding by us of such number of shares of common stock issuable upon exercise of the Warrant equal to the value of the aggregate exercise price of the Warrant determined by reference to the market price of our common stock on the trading day on which the Warrant is exercised or, if agreed to by us and the Warrantholder, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the Warrant is subject to the further adjustments described below under the heading “Adjustments to the Warrant.”
     Upon exercise of the Warrant, certificates for the shares of common stock issuable upon exercise will be issued to the Warrantholder. We will not issue fractional shares upon any exercise of the Warrant. Instead, the Warrantholder will be entitled to a cash payment equal to the market price of UCBH’s common stock on the last day preceding the exercise of the Warrant (less the pro-rated exercise price of the Warrant) for any fractional shares that would have otherwise been issuable upon exercise of the Warrant. We will at all times reserve the aggregate number of shares of our common stock for which the Warrant may be exercised.
Rights as a Shareholder
     The Warrantholders shall have no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the Warrant has been exercised. Under the Purchase Agreement, the initial selling securityholder has agreed not to exercise any voting rights with respect to common stock issued upon exercise of the Warrant.
Transferability
     The initial selling securityholder may not transfer a portion of the Warrant with respect to more than 3,923,866 shares of common stock until the earlier of the date on which UCBH has received aggregate gross proceeds from a qualified equity offering of at least $298,737,000 and December 31, 2009. The Warrant, and all rights under the Warrant, are otherwise transferable. However, under the Purchase Agreement, the securityholders agree to sell the Warrant or any portion under this prospectus only beginning 30 days after notifying UCBH of any such sale.
Adjustments to the Warrant
     The number of shares of UCBH’s common stock issuable upon exercise of the Warrant (“Warrant Shares”) and exercise price will be adjusted upon occurrence of certain events as follows:

In the case of stock splits, subdivisions, reclassifications or combinations of common stock
•
The number of Warrant Shares will be proportionately adjusted and the exercise price will be adjusted so that the aggregate exercise price will remain the same after the number of Warrant Shares is adjusted.

     In the case of issuance of common stock (and convertible securities) for less than 90% of the market price on the last trading day preceding the date of the agreement on pricing such shares
•
Until the earlier of (i) the date on which the initial selling securityholder no longer holds the Warrant or any portion thereof and (ii) November 14, 2011, the number of Warrant Shares will be adjusted and the exercise price will be adjusted so that the aggregate exercise price will remain the same after the number of Warrant Shares is adjusted.

•	Exceptions – Adjustment will not be made if shares are issued as part of:
               (i) Merger consideration;
               (ii) Benefit or compensation plans;
               (iii) A registered or Rule 144A offering; or
               (iv) Preemptive rights existing as of November 14, 2008.
     In the case of distribution of securities, evidences of indebtedness, assets, cash, rights or warrants to all holders of common stock (excluding regular quarterly cash dividend not more than $0.04 per share)
•	The exercise price will be adjusted and the number of Warrant Shares will be adjusted so that the aggregate exercise price will remain the same after the exercise price is adjusted.
     In the case of Pro Rata Repurchase of common stock. “Pro Rata Repurchase” is defined as any repurchase of shares of common stock by UCBH pursuant to any tender offer or exchange offer subject to Section 13(e) or 14(e) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) or Regulation 14E thereunder or any other offer available to substantially all holders of UCBH’s common stock.
•	The exercise price will be adjusted and the number of Warrant Shares will be adjusted so that the aggregate exercise price will remain the same after the exercise price is adjusted.
     In the case of merger, consolidation, statutory share exchange or similar transaction that requires the approval of UCBH’s stockholders (“Business Combination”) or reclassification of common stock
•
Warrantholder’s right to receive Warrant Shares will be converted into the right to exercise the Warrant to acquire the number of shares of stock or other securities which Warrantholder would have been entitled to receive upon consummation of the Business Combination if Warrantholder had exercised the Warrant prior to such Business Combination or reclassification.

DESCRIPTION OF COMMON STOCK
     The following is a brief description of UCBH’s common stock. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to UCBH’s restated certificate of incorporation and restated bylaws, and where this description is inconsistent with the restated certificate of incorporation or restated bylaws, the restated certificate of incorporation or restated bylaws, as applicable, will control.
COMMON STOCK
     Under the restated certificate of incorporation, we have the authority to issue 180,000,000 shares of UCBH’s common stock, par value $0.01 per share, of which 111,116,345 shares were issued and outstanding as of December 12, 2008. As of December 12, 2008, there were 5,470,373 shares of UCBH’s common stock reserved for issuance under our employee and director stock option plans.
     In addition, pursuant to the Investment Agreement entered into between UCBH and China Minsheng Banking Corp., Ltd. (“Minsheng”) on October 7, 2007, as amended by a letter agreement between the parties dated as of September 22, 2008 (as amended, the “Investment Agreement”), UCBH will issue 6,164,766 shares of common stock to Minsheng upon Minsheng’s receipt of necessary approvals from China’s State Administration of Foreign Exchange. After closing of the said transaction, Minsheng will own approximately 9.9% of common stock.

By June 30, 2009, conditioned upon mutual agreement and regulatory approvals, Minsheng may further increase its common stock ownership to 20.0% (calculated on a post-closing basis) through, at our discretion, a combination of the purchase of secondary shares and/or our issuance of primary shares.
     Each share of UCBH’s common stock has the same relative rights and is identical in all respects to every other share of UCBH’s common stock. If UCBH is liquidated, the holders of UCBH’s common stock are entitled to share, on a pro rata basis, UCBH’s remaining assets after provision for liabilities and following the payment of the full amount of liquidation preference to the holders of any outstanding shares of Series A Preferred.
     UCBH’s common stock is listed for trading on the Nasdaq Global Select Market under the symbol “UCBH.”
ANTI-TAKEOVER PROVISIONS IN UCBH’s CERTIFICATE OF INCORPORATION AND BYLAWS
     UCBH’s restated certificate of incorporation and restated bylaws contain corporate governance provisions and provide for certain stockholders rights which may have a potential “anti-takeover” effect. These may discourage a future takeover attempt which is not approved by the board of directors. These provisions will also make it more difficult to remove an incumbent board of directors or management.
     Rights Agreement. On January 28, 2003, following the declaration by the board of directors of UCBH of a dividend distribution of one share purchase right (a “Right”) with respect to each outstanding share of UCBH’s common stock, UCBH entered into a Rights Agreement with Mellon Investor Services LLC. Each Right entitles the registered holder to purchase from UCBH one one-thousandth of a share of Series A Preferred at a price of $140 (subject to adjustment for stock splits or stock dividends).
     On the tenth day after occurrence of certain events (the “Distribution Date”), such as an acquisition of, or a tender or exchange offer to acquire, 15% or more of the of shares of common stock of UCBH then outstanding (excluding purchases of shares by Minsheng in accordance with the Investment Agreement), the Rights will become exercisable for Series A Preferred, will be evidenced by separate certificates and will be transferable separately from the underlying shares of Common Stock. The registered holder of any Rights certificate may exercise the Rights to purchase Series A Preferred at any time after the Distribution Date, but only before (i) January 27, 2013 or such later date as may be established by the board of directors, or (ii) the time at which the Rights are redeemed or exchanged, whichever occurs earlier.
     Directors. UCBH’s restated certificate of incorporation and restated bylaws also contain provisions that may impede changes in majority control of the board of directors:
•
UCBH’s board is divided into three classes so that approximately one-third of the total number of directors is elected each year. This “classified” board of directors is intended to provide for continuity of the board of directors and to make it more difficult and time consuming for a stockholder group to use its voting power to gain control of the board of directors without consent of the incumbent board of directors;

•	the size of the board of directors may be increased or decreased only by a majority vote of the whole board;

•
any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office;

•
a director, in general, may be removed from office at any time only for cause and only by the affirmative vote of eighty (80%) percent of the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class; and

•	there are certain procedural requirements for the nomination of directors.
     Other Measures. UCBH’s restated certificate of incorporation also provides for the following that could make it more difficult to acquire UCBH by means of a tender offer, a proxy contest, merger or otherwise: (i) a “staggered board,” whereby only one-third of the total number of directors is elected in any particular year; and (ii) a requirement that any “Business Combination” be approved by the affirmative vote of not less than 80% of the voting power of the then outstanding shares unless it is either approved by the board of directors or certain price and procedural requirements are satisfied.

ANTI-TAKEOVER PROVISIONS IN DELAWARE LAW
     UCBH is subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless:
•	before that date, the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, excluding shares held by directors, officers and employee stock plans; or

•
on or after the consummation date, the business combination is approved by the board of directors and by the affirmative vote at an annual or special meeting of stockholders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is generally a person who, together with affiliates and associates of that person, (a) owns 15% or more of the corporation’s voting stock or (b) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the prior three years.
PURPOSE OF ANTI-TAKEOVER PROVISIONS IN RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS
     UCBH’s board of directors believes that the provisions contained in UCBH’s restated certificate of incorporation and restated bylaws described above are prudent and will reduce UCBH’s vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its board of directors. The board of directors believes these provisions are in the best interest of UCBH and its stockholders.
     In the judgment of UCBH’s board of directors, the board will be in the best position to determine the true value of UCBH and to negotiate more effectively for terms that will be in the best interest of its stockholders. Accordingly, the board of directors believes that it is in the best interest of UCBH and its stockholders to encourage a potential acquirer to negotiate directly with the board of directors, and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of UCBH and otherwise in the best interest of all stockholders.
     Notwithstanding these potential benefits, the anti-takeover provisions described above may also have the effect of discouraging a possible future takeover attempt not approved by UCBH’s board of directors, but in which stockholders may receive a substantial premium for their shares over then current market prices. The board of directors of UCBH, however, has concluded that the potential benefits outweigh the possible disadvantages.
PLAN OF DISTRIBUTION
     We are registering the securities covered by this prospectus for the selling securityholders.
     We will pay the costs and fees of registering the securities covered by this prospectus and other expenses related to the registration of the securities to the extent required by the Purchase Agreement. However, UCBH will not pay any underwriting discounts or commissions or other amounts payable to underwriters, dealers or agents, or any transfer taxes or other expenses associated with the sale of the securities, on behalf of the selling securityholders. Pursuant to the Purchase Agreement, UCBH has agreed to provide certain indemnification to the selling securityholders against certain liabilities in connection with this offering.
     The selling securityholders will act independently of UCBH in making decisions with respect to the timing, manner and size of each sale of the securities.
     When selling the securities, the selling securityholders may enter into one or more, or a combination of, hedging transactions with financial institutions, which UCBH refers to as “counterparties,” in which the selling securityholders:
•	enter into transactions involving short sales of the securities by counterparties;

•	sell securities short themselves and redeliver such securities to close out their short positions; or

•
enter into option, forward or other types of transactions that require the selling securityholders to deliver securities to a counterparty, who may resell or transfer the securities under this prospectus.

     The selling securityholders may negotiate and pay broker-dealers’ commissions, discounts or concessions for their services. Broker-dealers engaged by a selling securityholder may allow other broker-dealers to participate in resales. The selling securityholders and any broker-dealers involved in the sale or resale of the securities may qualify as “underwriters” within the meaning of Section 2(11) of the Securities Act. In addition, the broker-dealers’ commissions, discounts, or concessions may qualify as underwriters’ compensation under the Securities Act. If any selling securityholder qualifies as an “underwriter,” such selling securityholder will be subject to the prospectus delivery requirements of the Securities Act.
     In addition to selling the securities under this prospectus, the selling securityholders may transfer the securities in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer. Moreover, the selling securityholders may decide not to sell any securities offered hereby.
     The selling securityholders and any underwriters and distribution participants will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares by the selling securityholders. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to special exceptions or exemptions. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of these limitations may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.
     Underwriters and others who are deemed to be underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids.
     We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by the selling securityholders that any material arrangement has been entered into with a broker-dealer for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement may disclose:
•	the name of the selling securityholders and of the participating broker-dealer(s);

•	the number of securities involved;

•	the price at which such securities were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

•	other facts material to the transaction.
     Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A promulgated under the Securities Act may be sold under Rule 144 or Rule 144A in certain instances, rather than pursuant to this prospectus. In addition, the selling securityholders may transfer the shares by other means not described in this prospectus.
SELLING SECURITYHOLDERS
     On November 14, 2008 UCBH issued the Warrant and the shares of Series C Preferred covered by this prospectus to the United States Department of the Treasury, which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act and state securities laws. The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own. The securities to be offered under this prospectus for the account of the selling securityholders are:

•	298,737 shares of Series C Preferred, representing beneficial ownership of 100% of the shares of Series C Preferred outstanding as of December 12, 2008;

•	a Warrant to purchase up to 7,847,732 shares of common stock, representing beneficial ownership of approximately 6.6% of UCBH’s common stock as of December 12, 2008; and

•	7,847,732 shares of common stock issuable upon exercise of the Warrant, which shares, if issued, would represent ownership of approximately 6.6% of UCBH’s common stock as of December 12, 2008.
     For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling securityholders.
     Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the securities, subject to restrictions on exercise of voting rights on Series C Preferred and common stock issuable upon exercise of the Warrant as described in “Description of Series C Preferred Stock” and “Description of Warrant to Purchase Common Stock” above, respectively.
     We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all, some, or none of the securities pursuant to this offering, UCBH cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.
     Other than with respect to the acquisition of the securities, the initial selling securityholder has not had a material relationship with us.
     Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.
LEGAL MATTERS
     The validity of Series C Preferred, the Warrant and our common stock being offered hereby will be passed upon for us by Squire, Sanders & Dempsey L.L.P.
EXPERTS
     The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
     We file reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information concerning us can be read and copied at the SEC’s Public Reference Room at 101 F Street, N.E., Washington, D.C. 20549. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s Internet website is http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the operations of the Public Reference Room. We maintain an Internet website at http://www.UCBH.com. The information on our website is not a part of this prospectus.
INCORPORATION BY REFERENCE
     We “incorporate by reference” into this prospectus some of the information we file with the SEC. This permits us to disclose important information to you by referring you to those filings. The information incorporated by reference is considered to be a part of this prospectus. Any information contained in future SEC filings will automatically update and supersede the information contained in this prospectus. We incorporate by reference the documents listed below that have been filed with the SEC:

Filing (File No. 000-24947)	Period
Annual Report on Form 10-K	Fiscal Year Ended December 31, 2007
Quarterly Report on Form 10-Q	Quarter Period ended September 30, 2008
Quarterly Report on Form 10-Q	Quarter Period ended June 30, 2008
Quarterly Report on Form 10-Q	Quarter Period ended March 31, 2008
Current Report on Form 8-K	Dated December 1, 2008
Current Reports on Form 8-K (2 filings)	Dated November 20, 2008
Current Report on Form 8-K	Dated November 18, 2008
Current Report on Form 8-K	Dated November 5, 2008
Current Report on Form 8-K	Dated October 29, 2008
Current Report on Form 8-K	Dated October 24, 2008
Current Report on Form 8-K	Dated October 15, 2008
Current Report on Form 8-K	Dated September 26, 2008
Current Report on Form 8-K	Dated September 10, 2008
Current Report on Form 8-K	Dated July 29, 2008
Current Report on Form 8-K	Dated June 11, 2008
Current Report on Form 8-K	Dated May 19, 2008
Current Report on Form 8-K	Dated May 1, 2008
Current Reports on Form 8-K (2 filings)	Dated March 12, 2008
Current Report on Form 8-K	Dated March 6, 2008
Current Report on Form 8-K	Dated March 4, 2008
Registration Statement on Form 8-A regarding Common Stock	Dated October 7, 1998
Registration Statement on Form 8-A regarding Preferred Stock Purchase Rights	Dated January 28, 2003
     We also incorporate by reference any future filings (other than current reports on Form 8-K that are furnished rather than filed) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus.
     We will provide without charge upon written or oral request a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits unless specifically incorporated by reference into such documents. Requests should be directed to:
UCBH Holdings, Inc.
555 Montgomery Street, Mail Stop 401
San Francisco, California 94111
Attention: Investor Relations
Telephone number (888) 498-3899

PART II
Information Not Required in Prospectus
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
     The estimated expenses in connection with the distribution of the securities being registered, all of which are to be paid by us, are as follows:

Securities and Exchange Commission registration fee	$13,501.41
Legal fees and expenses	20,000.00
Accounting fees and expenses	46,475.00
Miscellaneous fees and expenses	2,500.00
Total	$82,476.41
ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Under the Delaware General Corporation Law, indemnification of directors and officers is authorized to cover judgments, amounts paid in settlement, and expenses arising out of actions where the director or officer acted in good faith and in or not opposed to the best interests of the corporation, and in criminal cases, where the director or officer had no reasonable cause to believe that his or her conduct was unlawful. Unless limited by the corporation’s certificate of incorporation, Delaware law requires indemnification if the director or officer is wholly successful on the merits of the action. UCBH’s restated certificate of incorporation and restated bylaws provide that UCBH shall indemnify its directors and officers to the fullest extent authorized by law.
ITEM 16. EXHIBITS
     An Exhibit Index has been attached as part of this Registration Statement and is incorporated herein by reference.
ITEM 17. UNDERTAKINGS
     The undersigned Registrant hereby undertakes:
     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

     That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:
     (A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.
SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 12th day of December 2008.

UCBH HOLDINGS, INC.
By:	/s/ Thomas S. Wu
Thomas S. Wu,
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas S. Wu as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including pre-effective amendments and post-effective amendments) and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and dates indicated:

Signature	Title	Date

/s/ JOSEPH J. JOU Joseph J. Jou	Director	December 12, 2008

/s/ LI-LIN KO Li-Lin Ko	Director	December 12, 2008

/s/ JAMES KWOK James Kwok	Director	December 12, 2008

/s/ DAVID S. NG David S. Ng	Director	December 12, 2008

/s/ DANIEL P. RILEY Daniel P. Riley	Director	December 12, 2008

/s/ QINGYUAN WAN Qingyuan Wan	Director	December 12, 2008

/s/ RICHARD WANG Richard Wang	Director	December 12, 2008

/s/ DR. GODWIN WONG Dr. Godwin Wong	Director	December 12, 2008

/s/ DENNIS WU Dennis Wu	Director	December 12, 2008

/s/ THOMAS S. WU Thomas S. Wu	Chairman of the Board of Directors, President and Chief Executive Officer (principal executive officer)	December 12, 2008

/s/ CRAIG S. ON Craig S. On	Chief Financial Officer (principal financial officer) (principal accounting officer)	December 12, 2008

EXHIBIT INDEX

Exhibit		Incorporated by Reference
Number	Exhibit Description	Form	File No.	Filing Date

3.1	Second Amended and Restated Certificate of Incorporation of UCBH Holdings, Inc.	10-Q	000-24947	May 10, 2004

3.2	Amended and Restated Bylaws of UCBH Holdings, Inc., as amended and restated	8-K	000-24947	October 29, 2008

3.3	Certificate of Designation, Preferences and Rights of Series A Participating Preferred Stock (filed as Exhibit A to Exhibit 4.2 hereto)	8-K	000-24947	January 29, 2003

3.4	Certificate of Designations for the Series B Preferred Stock	8-K	000-24947	June 11, 2008

3.5	Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred, Series C	8-K	000-24947	November 18, 2008

4.1	Form of Certificate for Common Stock	S-1	333-58325	July 1, 1998

4.2	Rights Agreement dated as of January 28, 2003	8-K	000-24947	January 29, 2003

4.3	Form of Certificate for Series C Preferred	8-K	000-24947	November 20, 2008

4.4	Warrant to Purchase Common Stock	8-K	000-24947	November 20, 2008

5.1	Opinion of Squire, Sanders & Dempsey L.L.P.			Filed herewith

10.1	Letter Agreement dated November 14, 2008 between UCBH Holdings, Inc. and the United States Department of the Treasury, which includes the Securities Purchase Agreement - Standard Terms attached thereto	8-K	000-24947	November 20, 2008

12.1	Ratio of Earnings to Fixed Charges and Preferred Dividends			Filed herewith

23.1	Consent of Squire, Sanders & Dempsey L.L.P.			Filed herewith (included in Exhibit 5.1)

23.2	Consent of PricewatersCoopers LLP			Filed herewith

24.1	Power of Attorney			Filed herewith (included on signature pages of this Registration Statement)

II-4